AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON December 3, 2007
REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUNOPTA INC.

(Exact name of registrant as specified in its charter)

Canada

(State or other jurisdiction of incorporation or organization)

Not Applicable

(I.R.S. Employer Identification Number)

2838 Bovaird Drive West

Brampton, Ontario, Canada L7A 0H2

(905) 455-1990

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

JOHN H. DIETRICH

Vice President and Chief Financial Officer

SunOpta Inc.

2838 Bovaird Drive West

Brampton, Ontario, Canada L7A 0H2

(905) 455-1990

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Robert T. Lincoln

Dunnington, Bartholow & Miller LLP

477 Madison Avenue, 12th Floor

New York, New York 10022

(212) 682-8811

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box    ☐

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Calculation of Registration Fee

Title of each class		Proposed maximum	Proposed maximum
of securities to be	Amount to be	offering price per	aggregate offering	Amount of
registered	registered	share (1)	price (1)	registration fee
Common Shares,
without par value	5,080,532	$13.255	$67,342,452	$2,067

(1)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and based on the average of the high and low reported sales prices of the Registrant’s Common Shares on The Nasdaq National Market on November 26, 2007, a date within five (5) business days of the date on which the Registration Statement was initially filed.

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ii

PROSPECTUS

5,080,532 Shares

SunOpta Inc.

Common Shares, Without Par Value

This Prospectus relates to the offer and sale in the United States of up to 5,080,532 common shares, without par value (the "Shares"), of SunOpta Inc. by the selling security holders identified in this Prospectus.  We originally issued certain of the Shares offered by this Prospectus in connection with a private placement offering in September 2001. Additional Shares were acquired  in various transactions subject to terms of the original private placement agreement, and also through purchase transactions outside the terms of the original private placement.  We agreed at the time of such sales to register for resale the Shares issued to the selling security holders.  The costs and expenses of the registration of the Shares will be borne by the selling security holders.  We will not receive any of the proceeds from the sale of the Shares by the selling security holders.  See “Major Developments During 2007” on page 14.

Our common shares (“Common Shares”) are traded on The Nasdaq Global Market under the symbol “STKL” and are listed and posted for  global trading on the Toronto Stock Exchange under the symbol “SOY”.

On November 26, 2007, the last reported sale price for the Common Shares on The Nasdaq Global Market was $13.03 per share.

INVESTING IN THE COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS DECEMBER 3, 2007

FORWARD-LOOKING STATEMENTS

This Prospectus, including the documents incorporated by reference, contains certain statements that are “forward-looking” statements that involve risks and uncertainties.  These statements involve known and unknown risks, uncertainties and other factors, including the risks outlined under the section entitled “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Forward-looking statements include, but are not limited to, statements about future operations, projections of our future results of operations or of our financial condition.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. We discuss many of these risks in this Prospectus in greater detail under the heading “Risk Factors.” Also, these forward-looking statements represent our estimates and assumptions only as of the date of this Prospectus, and we are under no obligation to update any of these forward-looking statements after the date of this Prospectus to conform such statements to actual results, unless required by law. You should read this Prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements by these cautionary statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. We publish our Audited Consolidated Financial Statements in U.S. dollars.  All dollar amounts in this Prospectus are expressed in U.S. dollars.  References to “US $” or “$” are to U.S. dollars and references to “CDN $” are to Canadian dollars.

THE COMPANY

We were incorporated under the Canada Business Corporations Act (the “CBCA”) on November 13, 1973.  Our principal executive offices are located at 2838 Bovaird Drive West, Brampton, Ontario, Canada, L7A 0H2, telephone: (905) 455-1990, fax: (905) 455-2529.  Unless otherwise indicated or unless the context otherwise requires, all references in this Prospectus to "we" or "us" include SunOpta Inc. and its subsidiaries.

Our website which describes our business, products, technology and news releases, can be visited at:  www.sunopta.com.  Our website and other websites referenced in this Prospectus and documents incorporated by reference herein do not form part of this Prospectus.

EXCHANGE RATE INFORMATION

The following table sets forth information with respect to the noon exchange rates of the Canadian dollar into U. S. dollars during (i) the period beginning January 1, 2007 and ended November 29, 2007 and (ii) the twelve month period ended December 31, 2006.    (1) The rate of exchange for the Canadian dollar, expressed in U.S. dollars, in effect at the end of the period (2) the average of exchange rates in effect on the last day of each month during the applicable period and (3) the high and low exchange rates during the applicable period.

RATES	November 29, 2007	December 31, 2006
Last Day (1)	$0.9972	$1.1653
Average (2)	$1.0871	$1.1342
High (3)	$1.1855	$1.1726
Low (3)	$0.9215	$1.0990

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information by referring to those documents.  The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supersede this information. This Prospectus incorporates by reference the documents listed below.

(1)

Annual Report on Form 10-K for the year ended December 31, 2006, filed February 26, 2007, SEC file no. 0-9989.

(2)

Quarterly Report on Form 10-Q for the three months ended March 31, 2007, filed May 10, 2007, SEC file no. 0-9989.

(3)

Quarterly Report on Form 10-Q for the three months ended June 30, 2007, filed August 10, 2007, SEC file no. 0-9989.

(4)

Quarterly Report on Form 10-Q for the three months ended September 30, 2007, filed November 8, 2007 SEC,  file no. 0-9989.

(5)

Current Reports on Form 8-K:

Filed on July 11, 2007, SEC file no. 0-9989, 07973001.

Filed on June 14, 2007, SEC file no. 0-9989, 07918348.

Filed on February 2, 2007, SEC file no. 0-9989, 07576044.

Filed on February 1, 2007, SEC file no. 0-9989, 07571684.

Filed on January 30, 2007, SEC file no. 0-9989, 07563389.

Filed on January 8, 2007, SEC file no. 0-9989, 07517850.

We also incorporate by reference additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the entire time all of the shares of our common stock offered by this Prospectus are sold.  These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

We undertake to provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of these filings, at no cost, by writing or telephoning us.  Any requests should be directed to:

SunOpta Inc.

2838 Bovaird Drive West, Brampton, Ontario, Canada L7A 0H2

Attention:  Susan.Wiekenkamp, Information Officer

Tel: (905) 455-1990    Fax (905) 455-2529    Email: susan.wiekenkamp@sunopta.com

You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement.  We have not authorized anyone else to provide you with different information.  You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

PROSPECTUS SUMMARY

This summary highlights some information from this Prospectus.  It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this Prospectus.  You should read the full text of, and consider carefully, the more specific details contained in or incorporated by reference in this Prospectus.  When used in this Prospectus, the terms “Company”, “SunOpta,” “we,” “our,” “ours” and “us” refer to SunOpta Inc. and its consolidated subsidiaries, unless the context requires otherwise, and not to the selling security holders.

Our Business

SunOpta operates high-growth ethical businesses, focused on a healthy products portfolio that promotes the health and well-being of its communities and environmental responsibility.  The Company has three operating groups, the largest being the SunOpta Food Group, accounting for approximately 90% of 2007 year to date consolidated revenues.  This group operates in the rapidly growing natural, organic, kosher and specialty foods sectors via its operations throughout North America which utilize a number of vertically integrated business models to bring cost effective and quality products to market.  In addition to the SunOpta Food Group, SunOpta owns 66.3% of Opta Minerals Inc. (“Opta Minerals”).  Opta Minerals produces, imports, distributes, and recycles industrial abrasives, specialty minerals and related products.  SunOpta BioProcess Inc. (“SunOpta BioProcess”), formerly the SunOpta BioProcess Group provides process solutions for the biomass conversion industry from process development and design through the sale of proprietary biomass processing technology with a current focus on applications in the production of cellulosic ethanol.  On June 11, 2007 SunOpta announced the closing of a private placement of 1,500,000 non-dividend bearing, convertible preferred shares of SunOpta BioProcess.  See “Major Developments During 2007”.

The SunOpta Food Group operates in the natural, organic, kosher, specialty and natural health sectors of the food industry, sectors which management believes offer above average growth opportunities compared to other segments of the food industry.  The SunOpta Food Group is comprised of four operating groups, the SunOpta Grains and Foods Group, the SunOpta Ingredients Group, the SunOpta Fruit Group and the SunOpta Distribution Group.  These groups utilize a combination of specific and vertically integrated seed to table capabilities to serve the fast growing markets of natural, organic and specialty foods.  Seed to table refers to the SunOpta Food Group’s ability to control the entire supply chain from farm gate to finished product, thus maintaining control of certification, quality and margins.  The SunOpta Grains and Foods Group is headquartered at 3824 93rd Street SW, Hope, Minnesota 56048-0128, telephone: (507) 451-3316, fax: (507) 451-2910.  The SunOpta Ingredients Group is headquartered at 25 Wiggins Avenue, Bedford, Massachusetts, 01730, telephone: (781) 276-5100, fax: (781) 276-5101.  The SunOpta Fruit Group is headquartered at 6571 Altura Blvd., Suite 200, Buena Park, California, 90620, telephone: (714) 521-1002, fax: (741) 522-3694.   The SunOpta Distribution Group is headquartered at 173-12757 Vulcan Way, Richmond, British Columbia, V6V 3C8, telephone: (604) 276-2441, fax: (604) 214-2942.

Opta Minerals, representing approximately 9% of consolidated 2007 year to date revenues, processes, sells and distributes silica free abrasives and other specialty industrial minerals to the foundry, steel, roofing shingle and marine/bridge cleaning industries; sources specialty sands and garnets for the water filtration and other industries; and recycles inorganic materials under special permits from government authorities at both its Waterdown, Ontario and Norfolk, Virginia sites.  In February 2005, approximately 29% of Opta Minerals was sold as part of an initial public offering on the Toronto Stock Exchange (TSX), trading under the symbol “OPM”.  As part of the acquisition of Newco a.s. discussed below under “Major Developments During 2007”, Opta Minerals issued 1,000,000 Common Shares which diluted SunOpta’s equity ownership in Opta Minerals to approximately 66.3%. Opta Minerals can be contacted at 407 Parkside Drive, Waterdown, Ontario, L0R 2H0, telephone: (905) 689-7361, fax: (905) 689-3915.

SunOpta BioProcess, representing less than 1% of year to date consolidated revenues, operates from facilities located on the corporate property of the Company in Brampton, Ontario. SunOpta BioProcess provides equipment and process solutions for the biomass conversion industry, from process development and design through the sale of proprietary biomass processing technology and the planned investment in cellulosic ethanol production.  SunOpta BioProcess offers scientific and engineering capabilities in the design and development of biomass conversion solutions, and holds a number of patents on its proprietary steam explosion technology and related processes.  This technology has wide potential in cellulosic ethanol, pulp and food ingredients processing and offers licensing and applications potential.  The proprietary steam explosion technology uses high temperature and pressure rather than chemicals to process biomass which can then be used to produce various products for further processing.  The SunOpta BioProcess Group can be contacted at 2838 Bovaird Drive West, Brampton, Ontario, L7A 0H2, telephone: (905) 455-1990, fax: (905) 455-2529.

RISK FACTORS

The following risk factors, as well as the other information contained in this report, should be considered carefully.  These risk factors could materially and adversely affect the Company’s future operating results and could cause actual events to differ materially from those described in forward-looking statements relating to the Company.

We Need Additional Capital to Maintain Current Growth Rates

Over the last eight years the Company has had a compounded annual revenue growth rate of 58.6%.  Our ability to raise capital, through equity and/or debt financing, is directly related to our ability to continue to grow and improve returns from operations.  Additional capital through equity financings may also result in additional dilution to our current shareholders and a decrease in our share price if we are unable to realize returns equal to or above our current rate of return.  We will not be able to maintain our growth rate and our strategy as a consolidator within the natural and organic food industries without continued access to capital.

In order to facilitate our ability to raise capital, whether through equity and/or debt financings, we have filed a registration statement on Form S-3/A (the “Form S-3/A”) with the United States Securities and Exchange Commission (the “SEC”) dated January 31, 2007 under the United States Securities Act of 1933, as amended (the “Securities Act”).  Pursuant to the Form S-3/A, we may offer and sell at one or more times separately or in combination, senior debt securities, subordinated debt securities, special shares, Common Shares and warrants to purchase Common Shares having a total offering price of up to $100,000,000.  Any Common Shares to be sold by the Company in reliance on the Form S-3/A will be offered and sold in the United States pursuant to a supplement to the Form S-3/A to be prepared and filed with the SEC.  No prediction can be made as to the effect, if any, that future issuance of securities under the Form S-3/A will have on the market price of the Common Shares prevailing from time to time or that any securities to be issued and sold under the S-3/A will not have rights, privileges, terms and conditions which are more favourable than or which diminish or dilute the value of the Common Shares.  Sales of substantial amounts of such securities in the public market, or the perception that such sales could occur, may adversely affect the market price of the Common Shares and may make it more difficult for the Company to sell securities in the future at a time and price which the Company deems appropriate.

On February 13, 2007, the Company drew on the Form S-3/A raised gross proceeds of approximately $53,820,000 through an equity financing.  See “Major Developments During 2007”.

Exercise of Stock Options, Participation in our Employee Stock Purchase Plan and Issuance of Additional Securities Could Dilute the Value of Our Common Shares

As of November 29, 2007, there were 1,927,930 stock options outstanding to purchase Common Shares, with exercise prices ranging from $2.10 to $13.75 per Common Share and 148,028 warrants outstanding with an exercise price of $11.57 per Common Share and an expiry date of December 7, 2007.  The exercise of these stock options could result in dilution in the value of our Common Shares and the voting power represented thereby.  Furthermore, to the extent the holders of our stock options and warrants exercise such securities and then sell the Common Shares they receive upon exercise or upon the sale of Common Shares received as part of the employee stock purchase plan or the issuance of additional securities, our share price may decrease due to the additional amount of Common Shares available in the market.  The subsequent sales of these shares could encourage short sales by our shareholders and others which could place further downward pressure on our share price.  Moreover, the holders of our stock options may hedge their positions in our Common Shares by short selling our Common Shares, which could further adversely affect our stock price.

Consumer Preferences for Natural and Organic Food Products are Difficult to Predict and May Change

Approximately 90% of our 2007 revenues are derived from the SunOpta Food Group.  Our success depends, in part, on our ability to offer products that anticipate the tastes and dietary habits of consumers and appeal to their preferences on a timely and affordable basis.  A significant shift in consumer demand away from our products or products that utilize our integrated grains, ingredients, fruits and packaged products, or our failure to maintain our current market position could reduce our sales, which could harm our business.  Consumer trends change based on a number of possible factors, including nutritional values, such as a change in preference from fat free to reduced fat to no reduction in fat; and a shift in preference from organic to non-organic and from natural products to non-natural products.  These changes could lead to, among other things, reduced demand and price decreases, which could have a material adverse effect on our business.

We Operate in a Highly Competitive Industry

We carry on businesses in highly competitive product and geographic markets in the U.S., Canada and various international markets.  The SunOpta Grains and Foods Group, the SunOpta Ingredients Group and the SunOpta Fruit Group compete with large companies in the U.S. and various international commercial grain procurement marketers, major companies with food ingredient divisions, other food ingredient companies, stabilizer companies, consumer food companies that also engage in the development and sale of food ingredients and other food companies involved in natural and organic fruits.  The SunOpta Distribution Group competes against other organic and natural food distributors and other companies that market and sell vitamins, supplements, natural health products, health and beauty aids and conventional food distributors that provide specialty or high end packaged products.  Many of these competitors have financial resources and staff larger than ours and may be able to benefit from economies of scale, pricing advantages and greater resources to launch new products that compete with our offerings.  We have little control over and cannot otherwise affect these competitive factors.  If we are unable to effectively respond to these competitive factors or if the competition in any of our product markets results in price reductions or decreased demand for our products, our business, results of operations and financial condition may be materially impacted.

We Rely on Our Manufacturing Facilities

We own, manage and operate a number of manufacturing, processing and packaging facilities located throughout the United States, Canada and Mexico.  The SunOpta Food Group operates from 27 processing facilities (17 owned and 10 leased).  The Opta Minerals Group operates from 16 locations (six owned and ten leased) located in the United States, Canada and Eastern Europe.  SunOpta BioProcess operates its facilities at our corporate location in Brampton, Ontario.

An interruption in or the loss of operations at one or more of these facilities, or the failure to maintain our labour force at one or more of these facilities, could delay or postpone production of our products, which could have a material adverse effect on our business, results of operations and financial condition until we could secure an alternate source of supply.

The Loss of Key Management or Our Inability to Attract and Retain Management Talent Could Adversely Affect Our Business

Our future prospects depend to a significant extent upon the continued service of our key executives. Furthermore, our continued growth depends on our ability to identify, recruit and retain key management personnel.  The competition for such employees is intense.  We are also dependent on our ability to continue to attract, retain and motivate our sourcing, production, distribution, sales, marketing and other personnel.

We Rely on Our Ability to Manage Our Supply Chain Efficiently

Our supply chain is complex.  We rely on third parties for our raw materials and for the manufacturing, processing and distribution of many of our products.  The inability of any of these third parties to deliver or perform for us in a timely or cost-effective manner could cause our operating costs to rise and our margins to fall.  Many of our products are perishable and require timely processing and transportation to our customers.  Many of our products can only be stored for a limited amount of time before they spoil and cannot be sold.  We must continuously monitor our inventory and product mix against forecasted demand, or risk having inadequate supplies to meet consumer demand as well as having too much inventory that may reach its expiration date.  If we are unable to manage our supply chain efficiently and ensure that our products are available to meet consumer demand, our operating costs could increase and our margins could fall.

Volatility in the Prices of Raw Materials, Energy and Freight Logistics Could Increase Our Cost of Sales and Reduce Our Gross Margin

Raw materials used in the SunOpta Food Group and Opta Minerals represent a significant portion of our cost of sales.   Our cost to purchase these materials and services, such as organic grains and fruit, abrasive industrial minerals and natural gas, from our suppliers can fluctuate depending on many factors, including weather patterns, economic and political conditions and pricing volatility.  In addition, we must compete with competitors having greater resources than us for limited supplies of these raw materials and services.  If the cost of these materials and services increases due to any of the above factors, we may not be able to pass along the increased costs to our customers.

The SunOpta Food Group enters into exchange-traded commodity futures and options contracts to hedge its exposure to price fluctuations on grain transactions to the extent considered practicable for minimizing risk from market price fluctuations.  Futures contracts used for hedging purposes are purchased and sold through regulated commodity exchanges.  Inventories, however, may not be completely hedged, due in part to our assessment of our exposure from expected price fluctuations.  Exchange purchase and sales contracts may expose us to risk in the event that a counter party to a transaction is unable to fulfill its contractual obligation.  We are unable to hedge 100% of the price risk of each transaction due to timing, availability of hedge contracts and third party credit risk.  In addition, we have a risk of loss from hedge activity if a grower does not deliver the grain as scheduled. The Company also monitors the prices of natural gas and will from time to time lock in a percentage of its natural gas needs based on current prices and expected trends.

Technological Innovation by Competitors Could Make Our Products Less Competitive

Competitors include major food ingredient and consumer food companies that also engage in the development and sale of food and food ingredients.  Many of these companies are engaged in the development of food ingredients and other food products and continually introduce a number of products into the market.  Existing products or products under development by our competitors could prove to be more effective or less costly than any products which have been or are being developed by us.

We Rely on Protection of Our Intellectual Property and Proprietary Rights

We, and in particular, the SunOpta Food Group and SunOpta BioProcess depend, in part, on our ability to protect intellectual property rights.  We rely primarily on patent, copyright, trademark and trade secret laws to protect our proprietary technologies.  The failure of any patents or other intellectual property rights to provide protection to our technologies would make it easier for our competitors to offer similar products, which could result in lower sales or gross margins.

The SunOpta Food Group has developed a number of new ingredients and alternatives to accommodate new product adaptations of these and other ingredients into various food items. The nature of a number of the SunOpta Food Group’s products and processes requires us to create and maintain a number of patents and trade secrets.  The SunOpta Food Group’s policy is to protect its technology by, among other things, filing patent applications for technology relating to the development of its business in the United States and in selected foreign jurisdictions.

Our trademarks and brand names are registered in the United States, Canada and other jurisdictions and we intend to keep these filings current and seek protection for new trademarks to the extent consistent with business needs.  We rely on trade secrets and proprietary know-how and confidentiality agreements to protect certain of the technologies and processes used by the SunOpta Food Group.

In addition, SunOpta BioProcess holds a number of existing patents and recently filed patent applications on its proprietary steam explosion technology and related processes.  We recognize that there exists a threat of others attempting to copy our proprietary steam explosion technology.  To mitigate this risk, the normal business practice of this Group includes the signing of confidentiality agreements with all parties to which confidential information is supplied including all customers and licensees.  We also hold several patents on our equipment and process technologies and alleviate risk by developing new patents.

We are Subject to Substantial Environmental Regulation and Policies

We are, and expect to continue to be, subject to substantial federal, state, provincial and local environmental regulation.  There are specific regulations governing the recycling of solid waste material regulated by the Ontario Ministry of Environment and Energy and the Commonwealth of Virginia, Department of Environment Quality.  Some of the key regulations include:

•

Air Quality – regulated by Environmental Protection Agency (“EPA”) and certain city/state air pollution control groups.  Emission reports are filed annually;

•

Waste Treatment/Disposal – solid waste is either disposed of by a third-party or in some cases the Company has a permit to haul and apply the sludge to land.  Agreements exist with local city sewer districts to treat waste at specified levels of biochemical oxygen demand (“BOD”) and total suspended solids (“TSS”);

•

Sewer – agreements with the local city sewer districts to treat waste as specified limits of BOD and TSS, which requires weekly/monthly reporting as well as annual inspection; and

•

Hazardous Chemicals – various reports are filed with local city/state emergency response agencies to identify potential hazardous toxic chemicals being used, including reports filed with the Department of Public Safety Emergency Response Commission in Minnesota and the Kentucky Emergency Response Commission.

Permits are required from various state, provincial and local authorities related to air quality, storm water discharge, solid waste, land spreading and hazardous waste.

In the event that our safety procedures for handling and disposing of potentially hazardous materials in certain of our businesses were to fail, we could be held liable for any damages that result and any such liability could exceed our resources.  We may be required to incur significant costs to comply with environmental laws and regulations in the future.  In addition, changes to environmental regulations may require us to modify our existing plant and processing facilities and could significantly increase the cost of those operations.

The foregoing environmental regulations, as well as others common to the industries in which we participate, can present delays and costs that can adversely affect business development and growth.  If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, results of operations and financial condition.  In addition, any changes to current regulations may impact the development, manufacturing and marketing of our products, and may have a negative impact on our future results.

The SunOpta Food Group Is Subject to Significant Food and Health Regulations

The SunOpta Food Group is affected by state and federal fertilizer, pesticide, food processing, grain buying and warehousing, and wholesale food regulations.  Government-sponsored price supports and acreage set aside programs are two examples of policies that may affect the SunOpta Food Group.  The SunOpta Food Group is currently in compliance with all state and federal regulations.  Because the Food Group is involved in the manufacture, supply, processing and marketing of organic seed and food products, it is voluntarily subject to certain organic quality assurance standards.

Certain food ingredient products are regulated under the 1958 Food Additive Amendments to the United States Federal Food, Drug and Cosmetic Act of 1938 (the “FDCA”), as administered by the United States Food and Drug Administration (the “FDA”).  Under the FDCA, pre-marketing approval by the FDA is required for the sale of a food ingredient which is a food additive unless the substance is Generally Recognized As Safe (“GRAS”) under the conditions of its intended use by qualified experts in food safety.  We believe that most products for which the Food Group has retained commercial rights are GRAS.  However, such status cannot be determined until actual formulations and uses are finalized.  As a result, the Food Group may be adversely impacted if the FDA determines that our food ingredient products do not meet the criteria for GRAS.

In December 2000, the United States Department of Agriculture adopted regulations with respect to a national organic labeling and certification program which became fully effective in October 2002.  These regulations, among other things, set forth the minimum standards producers must meet in order to have their products labeled as “certified organic”.  We currently manufacture and distribute a number of organic products that are covered by these new regulations.  While we believe our products and our supply chain are in compliance with these regulations, changes to food regulations may increase our costs to remain in compliance.  We could lose our “organic” certification if a facility becomes contaminated with non-organic materials or if we do not use raw materials that are certified organic.  The loss of our “organic” certifications could materially harm our business, results of operations and financial condition.

With the acquisitions of Purity Life Health Products and the Quest vitamins brand, the Company is also subject to further regulations under certain federal Canadian legislation, including the Food and Drug Act (Canada), the Pest Control Products Act (Canada) and the regulations made thereunder and the Environmental Protection Act (Canada).  While we believe we are in material compliance with all statutes and regulations governing these businesses, any breach of these statutes and regulations could result in fines, penalties or a loss in the ability to sell certain products which could have an adverse affect on our business.

Product Liability Suits, if Brought, Could Have a Material Adverse Effect on Our Business

As a manufacturer and marketer of natural and organic food products and environmental mineral products, we are subject to the risk of claims for product liability.  If a product liability claim exceeding our insurance coverage were to be successfully asserted against us, it could materially harm our business.

Contractual and Commercial Claims and Disputes

The Company is subject to the risk of potential claims, disputes and legal actions for various contractual and commercial matters in respect of which insurance may not be available. In August 2005, we entered into a contract with a customer worth approximately €4.72 million for the supply of equipment, design and engineering services for purposes of building and operating a bioethanol production facility in Europe. Since the commencement of the contract, we have encountered continuing difficulties in our interaction with the customer and in the performance of its obligations. In recent months, the customer has made a number of allegations of breach on the part of the Company relating to the delayed performance of the contract. While the Company denies these allegations and asserts that the customer has been largely responsible for the delays, if this dispute cannot be mutually resolved it is possible that it could result in arbitration or formal legal proceedings which, if determined adversely to the interests of the Company, may have a material adverse effect on the Company’s financial results and position.

Commercial Scale Viability of SunOpta BioProcess Steam Explosion Technology

SunOpta BioProcess’ proprietary steam explosion technology has yet to gain wide-spread acceptance within a number of industries and, consequently, earnings can fluctuate from quarter to quarter.  Its patented steam technology, while proven, has yet to develop a broad customer base.  The success of SunOpta BioProcess will depend upon its ability to promote commercial acceptance of its proprietary steam explosion technology and related biomass process solutions.

Construction or Operational Delays within SunOpta BioProcess

Projects in construction under announced and anticipated collaborative agreements may experience delays in regulatory, engineering and construction phases, which may consequently affect delays in expected project revenue.  The projects could also be subject to unanticipated interruptions in operations which could have a material adverse effect on the Company’s financial condition.  Such delays or interruptions could be caused by, among other factors: construction and other cost overruns; weather conditions affecting the construction process; delays in the regulatory approval process; contractor delays or errors; breakdown or failure of equipment or processes; disruption or difficulty in procuring the supply of raw materials; energy and other inputs; or catastrophic events such as fire or storms.

Dependence on Governmental Programs

SunOpta BioProcess’ ability to realize projected cash flows and deploy processes and projects is significantly impacted by governmental regulations and subsidies. The repeal or modification of various fiscal incentives favoring the use of cellulosic ethanol could reduce demand and cause SunOpta BioProcess’ sales and profitability to decline.  Examples of such changes could include the elimination of the federal ethanol tax incentives, ethanol tariffs, or changes in the Renewable Fuel Standards (minimum levels of renewable fuels in gasoline).

Dependence on Future Growth in Ethanol Demand

According to a Bank of America Equity research study published in October 2006, domestic ethanol capacity is expected to grow from 5.1 billion gallons in 2006 to approximately 25 billion gallons per year in 2020.  Approximately 2.0 billion gallons per year of new ethanol production capacity is currently under construction in the U.S.  Failure of continued growth of ethanol demand would have a material adverse effect on SunOpta BioProcess’ business.

We Are Subject to Financial Exposure Related to Bonding and Guarantees

For SunOpta BioProcess to enter certain markets, we have to provide substantial performance guarantees in the form of process guarantees and equipment guarantees.  These guarantees need to be backed by bank guarantees and/or surety bonds.  We endeavor to reduce the associated risks, however there will always remain a possibility that our guarantees or bonds could be called, rightfully or wrongfully and/or that the equipment supplied fails to meet the guarantees and warranties provided, resulting in potential financial losses.

We Are Subject to Dividend Restrictions and Potential Withholding Taxes on Dividends

We have not paid dividends on our Common Shares since our inception and have used available cash resources to fund growth. Moreover, we are precluded under the terms of various agreements with our creditors from paying dividends without approval from certain creditors.  It is our intention to retain future earnings to fund growth.  We will consider paying dividends on our Common Shares in the future when circumstances permit, having regard to, among other things, our earnings, cash flow and financial requirements, as well as relevant legal and business considerations. Accordingly, investors should not expect to receive a return on investment in our Common Shares through the payment of dividends in the foreseeable future and may not realize a return on investment even if they sell their shares.  Any future payment of dividends to holders of our Common Shares will depend on decisions that will be made by the Board of Directors and will depend on then existing conditions, including our financial condition, contractual restrictions, capital requirements and business prospects.   Also, if we pay dividends, the receipt of dividends by United States shareholders may be subject to a 5% to 15% Canadian withholding tax.

Loss of a Key Customer Could Materially Reduce Revenues and Earnings

We had no customers that represented over 10% of revenues for the year ended December 31, 2006. However, the loss or cancellation of business with any of our larger customers could materially and adversely affect our business, financial condition or results of operations.

Our Operating Results and Share Price are Subject to Significant Volatility

Our net sales and operating results may vary significantly from period to period due to:

•

changes in our operating expenses;

•

management's ability to execute our business and growth strategies;

•

personnel changes;

•

supply shortages;

•

general economic conditions;

•

changes in customer preferences and demands for natural and organic food products;

•

volatility in commodity prices resulting from poor growing conditions, natural disasters or otherwise; and

•

future acquisitions, particularly in periods immediately following the consummation of such acquisition transactions while the operations of the acquired businesses are being integrated into our operations.

In addition, our share price is more volatile than other larger public companies.   Announcements regarding:

•

fluctuations in financial performance from period to period;

•

mergers and acquisitions;

•

strategic partnerships or arrangements;

•

litigation and governmental inquiries;

•

changes in governmental regulation and policy;

•

patents or proprietary rights;

•

changes in consumer preferences and demand;

•

new financings; and

•

general market conditions,

may have a significant impact on our share price.  Higher volatility increases the chance of larger than normal price swings which reduces predictability in the share value of our stock and could impair investment decisions. In addition, price and volume trading volatility in the stock markets can have a substantial effect on our share price, frequently for reasons other than our operating performance.  These broad market fluctuations could adversely affect the market price of our Common Shares.

Fluctuations in Exchange Rates, Interest Rates and Certain Commodities Could Adversely Affect Our Results of Operations, Financial Condition and Liquidity

We are exposed to foreign exchange rate fluctuations as the financial results of our Canadian corporate office and our Canadian subsidiaries are translated into United States dollars on consolidation and to interest rate risk as a percentage of our debt is at variable rates.

Our Business May be Materially and Adversely Affected by Our Ability to Comply with Restrictive Covenants in Our Credit Agreements

The Credit Facilities that the Company has with a syndicate of lenders contain restrictive covenants that limit the discretion of the Company’s management with respect to certain business matters.  These covenants place restrictions on, among other things, the ability of the Company to incur additional indebtedness, to create other security interests, to complete a liquidation, dissolution, merger, amalgamation or reorganization, to make certain distributions or make certain payments, investments, loans and guarantees and to sell or otherwise dispose of certain assets.

The Credit Facilities also include covenants requiring the Company to satisfy certain financial ratios and tests.  A failure of the Company to comply with these obligations could result in an event of default which, if not cured or waived, could permit the acceleration of the relevant indebtedness.  There can be no assurance that, if any indebtedness under the Credit Facilities was to be accelerated, the Company’s assets would be sufficient to repay in full that indebtedness.  Furthermore, prior to the expiry of any of the Credit Facilities, the Company may be required to refinance its short-term debt.  If the Company is required to replace the Credit Facilities with new debt on less favourable terms, or if the Company cannot refinance its short-term debt, the Company may be adversely impacted.

We Have Entered Into an Agreement in Respect of a Proposed Acquisition and Have Had Significant Discussions Relating to Other Potential Acquisition Opportunities

In keeping with its growth strategy, SunOpta is currently evaluating various potential acquisition opportunities, some of which may, if consummated, have a material impact on the Company. As discussed below under "Major Developments During 2007", the Company has entered into an agreement in respect of the proposed acquisition of all the shares of The Organic Corporation B.V., operating as Tradin Organic Agriculture B.V. ("Tradin"), a company based in Amsterdam. While the Company does not currently anticipate any significant issues in completing the proposed acquisition of Tradin, it remains subject to completion of detailed due diligence, definitive agreements and certain other conditions. As a result, there can be no assurance as to when this acquisition will be completed, if at all. In addition there have also been significant discussions, in respect of a second proposed acquisition of a company with revenues in excess of $100 million. While the Company intends to continue discussions relating to this second potential acquisition and other potential acquisition opportunities following the completion of the sale of the Shares as contemplated by this Prospectus, it is not possible to predict whether any of these discussions may lead to the announcement of a transaction, or the timeframe within which this might occur. The Company cannot preclude the possibility that agreement on one or more additional acquisition transactions will be reached in the weeks or months following the closing of the sale of the Shares. The proposed acquisition of Tradin as well other potential acquisition transactions may result in the use of existing cash resources, dilutive issuances of equity securities, incurrence of debt and amortization of expenses, and may also be accompanied by one or more of those risks described below under "--We May Not Be Able to Effectively Manage Our Growth and Integrate Acquired Companies". In addition, the announcement or consummation of any such acquisition may negatively impact our stock price.

We May Not Be Able to Effectively Manage Our Growth and Integrate Acquired Companies

Our growth strategy inherently assumes that we will be able to identify suitable acquisition candidates on terms acceptable to us and that these acquisitions, if pursued and completed, will be integrated successfully.  Our ability to effectively integrate current and future acquisitions, including our ability to realize potentially available marketing opportunities and cost savings in a timely and efficient manner will have a direct impact on our future results.  We may encounter problems in connection with the integration of any new businesses, such as:

•

integration of an acquired company's products into our product mix;

•

amount of cost savings that may be realized as a result of our integration of an acquired product or business;

•

unanticipated quality and production issues with acquired products;

•

adverse effects on business relationships with our suppliers and customers;

•

diversion of management attention;

•

difficulty with personnel and loss of key employees;

•

implementation of an integrated enterprise wide accounting and information system;

•

compatibility of financial control and information systems;

•

exchange rate risk with respect to our acquisitions in Canada;

•

potential for patent and trademark claims or other litigation against or involving the acquired company; and

•

in the case of foreign acquisitions, uncertainty regarding foreign laws and regulations and difficulty integrating operations and systems as a result of cultural, systems and operational differences.

Interest Rate Risk

The primary objective of our investment activities is to preserve principal and limit risk.  To achieve this objective, the Company maintains its portfolio in a variety of securities, including both government and corporate obligations and money market funds.  These securities are generally classified as cash and cash equivalents or short-term investments and are recorded on the balance sheet at fair value with unrealized gains or losses reported through profit and loss.  As at September 30, 2007 all of SunOpta’s excess funds were held in cash and cash equivalents with an original maturity less than 90 days.

Debt in both fixed rate and floating rate interest carry different types of interest rate risk.  Fixed rate debt may have their fair market value adversely affected by a decline in interest rates.  In general, longer term debts are subject to greater interest rate risk than shorter term securities.  Floating rate term debt gives less predictability to cash flows as interest rates change.  As at September 30, 2007, the weighted average interest rate of the fixed rate term debt was 6.0% (2006 – 6.1%) and $58,414,000 (2006 - $56,332,000) of the Company’s outstanding term debt is at fixed interest rates. Variable rate term debt of $31,157,000 (2006 - $19,096,000) at an interest rate of 6.3% (2006 – 8.2%) is partially hedged by variable rate cash equivalent investments. The Company looks at varying factors to determine the percentage of debt to hold at fixed rates including, the interest rate spread between variable and fixed (swap rates), the Company’s view on interest rate trends, the percent of offset to variable rate debt through holding variable rate investments and the Company’s ability to manage interest rate volatility and uncertainty.  For every 1% increase (decrease) in interest rates the Company’s after tax earnings for the year would (decrease) increase by approximately ($798,000) (2006 – ($131,000)).

Foreign Currency Risk

All U.S. subsidiaries use the U.S. dollar as their functional currency and the U.S. dollar is also the Company’s reporting currency.  The Company is also exposed to foreign exchange rate fluctuations as the financial results of the Company’s Canadian subsidiaries are translated into U.S. dollars on consolidation.  Since 2004, the Canadian dollar has appreciated significantly against the U.S. dollar with closing rates moving from Cdn $1.2020 at January 1, 2004 to Cdn $0.9948 at September 30, 2007 for each U.S. dollar and to Cdn. $0.9972 at November 29, 2007.  The net effect of this change in the exchange rate during the first nine months of the year has been a $635,000, (2006 - $232,000) exchange gain and an increase of $11,081,000 (2006 – $1,755,000) in net assets.  A 10% movement in the levels of foreign currency exchange rates in favour of (against) the Canadian dollar with all other variables held constant would result in an increase (decrease) in the fair value of the Company’s net assets by $8,912,000 (2006 - $5,568,000).

The functional currency of all operations located in Canada (with the exception of SunOpta BioProcess) is the Canadian dollar.  For these operations all transaction gains or losses in relation to the U.S. dollar are recorded as foreign exchange gain (loss) in the Consolidated Statement of Earnings while gains (losses) on translation of net assets to U.S. dollars on consolidation are recorded in cumulative other comprehensive income account within Shareholders’ Equity.  The functional currency of the corporate head office and SBI division is the U.S. dollar.  Transaction gains or losses as well as translation gains and losses on monetary assets and liabilities are recorded within foreign exchange gains (losses) on the Condensed Consolidated Statement of Earnings.  U.S.-based SunOpta Food Group operations have a low exposure to other currencies since almost all sales and purchases are made in U.S. dollars.  It is the Company’s intention to hold excess funds in the currency in which the funds are likely to be used, which will, from time to time, potentially expose the Company to exchange rate fluctuations when converted into U.S. dollars.

In the circumstances where the Company transacts in currencies other than the Canadian or U.S. dollars, to the extent considered practical the Company enters into futures contracts to hedge its exposure to foreign exchange rate fluctuations.

Commodity Risk

The SunOpta Food Group enters into exchange-traded commodity futures and options contracts to hedge its exposure to price fluctuations on grain transactions to the extent considered practicable for minimizing risk from market price fluctuations.  Futures contracts used for hedging purposes are purchased and sold through regulated commodity exchanges.  Inventories, however, may not be completely hedged, due in part to the Company’s assessment of its exposure from expected price fluctuations. Exchange purchase and sales contracts may expose the Company to risk in the event that a counter-party to a transaction is unable to fulfill its contractual obligation. The Company manages its risk by entering into purchase contracts with pre-approved producers.  The Company has a risk of loss from hedge activity if a grower does not deliver the grain as scheduled.  Sales contracts are entered into with organizations of acceptable creditworthiness, as internally evaluated.  All futures transactions are marked to market. Gains and losses on futures transactions related to grain inventories are included in cost of goods sold.  At September 30, 2007 the Company owned 136,108 (2006 – 373,511) bushels of corn with a weighted average price of $3.03 (2006 - $2.11) and 871,426 (2006 – 497,348) bushels of soy beans with a weighted average price of $9.16 (2006 - $7.23).  The Company has at September 30, 2007 net long (short) positions on corn and soy beans of 68,843 (2006 – 107,184) and 235,113 (2006 – (75,992)) bushels respectively.  An increase/decrease in commodity prices of 10% would not be material.  There are no futures contracts in the other SunOpta Food Group segments, Opta Minerals, SunOpta BioProcess or related to Corporate office activities.

Adverse Weather Conditions can Impose Costs on our Business

The Company’s various food products, from seeds and grains to fruits and vegetables, are vulnerable to adverse weather conditions, including windstorms, floods, drought, fires and temperature extremes, which are quite common but difficult to predict. Unfavorable growing conditions can reduce both crop size and crop quality. In extreme cases, entire harvests may be lost in some geographic areas. These factors can increase costs, decrease revenues and lead to additional charges to earnings, which may have a material adverse effect on our business, results of operations and financial condition.

Segmented Information

The Company operates in three industries:

(1)

The SunOpta Food Group (“Food Group”) produces, packages, markets and distributes a wide range of natural, organic, kosher and specialty food products and ingredients with a focus on soy, corn, sunflower, fruit, fiber and other natural and organic food products.  There are four segments in the SunOpta Food Group comprising:

a)

SunOpta Grains and Foods Group (“Grains and Foods Group”)

b)

SunOpta Ingredients Group (“Ingredients Group”)

c)

SunOpta Fruit Group (“Fruit Group”)

d)

SunOpta Distribution Group (“Distribution Group”)

(2) Opta Minerals processes, sells and distributes silica free loose abrasives, roofing granules, industrial minerals specialty sands, and recycles inorganic materials for the foundry, steel, roofing shingles and bridge and ship cleaning industries; and

(3) SunOpta BioProcess provides a wide range of research and development and engineering services and owns numerous patents on its proprietary steam explosion technology and designs and subcontracts the manufacture of these systems for processing non-woody fibers for use in the paper, food and biofuel industries.

The Company's operations and assets are located principally in Canada, the United States and Mexico.

MAJOR DEVELOPMENTS DURING 2007

Set out below are certain material events that have taken place within SunOpta’s business since December 31, 2006.

On November 29, 2007, the Company announced that it has reached an agreement to acquire the outstanding shares of Tradin, a global supplier of wide variety of globally sourced organic food ingredients including all frozen and fresh fruits and vegetables, dried fruits, coffee, cocoa, cereals, rice, soy, beans, pulses, seeds, nuts, oils, dairy products, seasonings, sweeteners and more.  Tradin's organic foods sourcing and processing expertise complement the Company’s broad natural and organic foods platform, sourcing and processing from diverse geographies and serving a global customer base. The combination of these capabilities is expected to lead to further integrated sourcing and processing opportunities around the globe.  Tradin, which was founded in 1985 and has annual revenues of approximately €85 million (approximately $120 million), is headquartered in Amsterdam, the Netherlands and operates a number of wholly owned and partially owned companies based in the Netherlands, China, Serbia and Ethiopia.  In addition, Tradin maintains sales and sourcing operations in the United States, Germany, Austria, France and Thailand which source and procure key organic ingredients from relationships in key growing areas around the globe.  It is anticipated that the existing management of Tradin will remain with the Company and play a key role in the continued development of the organizations' capabilities. The acquisition of Tradin is expected to be completed within 60 days.  However, the acquisition remains subject to completion of detailed due diligence and definitive agreements and certain other conditions.  As a result, there can be no assurance as to when the transaction will be completed, if at all.  See "Risk Factors - We Have Entered Into an Agreement in Respect of a Proposed Acquisition and Have Had Significant Discussions Relating to Other Potential Acquisition Opportunities."

On November 20, 2007 SunOpta BioProcess Inc. signed a letter of Intent with Central Minnesota Ethonal Co-op of Little Falls, Minnesota (CMEC) to complete a feasibility analysis and engineering study leading to the parties jointly building, owning and operating a 10 million gallon per year cellulosic ethanol plant. The proposed operation is expected to be located adjacent to CMEC’s existing 21.5 million gallon per year corn to ethanol plant, will use wood chips as raw material feedstock, and is dependent upon completion of final engineering and definitive agreements.

On July 30, 2007, Opta Minerals, a subsidiary of the Company, acquired 100% of the outstanding common shares of Newco a.s. (“Newco”) of Kosice, Slovakia for consideration of $12,965,000.  Consideration included cash and acquisition costs net of cash acquired of $6,204,000, one million common shares of Opta Minerals fair valued at $3,344,000, notes payable of $2,662,000 due in February 2008 at face value and other consideration valued at $755,000.  No additional consideration is payable under the agreement.  Newco operates a production facility in Kosice, Slovakia producing desulphurization products for the steel industry.  This company employs approximately 22 people and maintains customer specific technical service.  The addition of Newco further increases Opta Mineral’s position in the industrial minerals business and further expands its current position as a key service provider to the steel industry.  The acquisition expands Opta Mineral’s business capabilities into Europe and complements existing operations which supply a wide range of desulphurization products in both the United States and Canada from operations in Indiana and Ontario.

On August 7, 2007, the Company announced that it had acquired certain operating assets of a soymilk manufacturing facility located in Heuvelton, New York from ProSoya Corporation for $1,300,000. The addition of this facility strategically expands the Company’s ability to effectively serve its growing customer base in the Northeastern United States and Eastern Canadian markets.  Subsequent to acquisition, the Company commenced upgrades to the facility to expand capacity and enhance product quality.  This transaction was treated as a capital addition versus an acquisition for financial reporting purposes.

On June 11, 2007, the Company announced that it had closed a private placement for a minority position in SunOpta BioProcess, formerly the SunOpta BioProcess Group. In aggregate, SunOpta raised $30,000,000 before related placement costs through the issuance of non-dividend bearing, convertible preferred shares of SunOpta BioProcess Inc. A group of global institutional investors subscribed for the shares.  Cannacord Adams acted as lead placement agent with National Bank Financial as co-placement agent. As a result, SunOpta and the management of the former SunOpta BioProcess Group have retained approximately 87% of SunOpta BioProcess on a fully-diluted basis.  The preferred shares issued entitle holders to one vote per share, are non-dividend bearing, redeemable in specified circumstances and convertible to acquire common shares of SunOpta BioProcess on a one for one basis (subject to customary anti-dilution adjustments). Investors in the private placement were also issued warrants to purchase 648,300 of our common shares at any time for a period of six months following closing, at an exercise price of $11.57 per share.  As of November 29, 2007, 500,272 warrants have been exercised for proceeds of $5,788,147.

On May 14, 2007, the Company announced that it had completed the acquisitions of the net operating assets of Congeladora del Rio, S.A. de C.V. (“Del Rio”), and all of the outstanding shares of Global Trading Inc. (“Global”) for $10,353,000.  The purchase price consisted of cash paid on closing and notes payable.  Del Rio operates a fruit processing facility in Irapuato, Mexico. The facility processes strawberries, peaches, mangos, bananas, pineapples, honeydew melons and other fruits, into individually-quick frozen, block frozen and purees for the food service, industrial and retail markets.  Under the terms of the agreement, SunOpta purchased all of the net operating assets, including working capital, equipment, land and buildings in Irapuato.  Global, the U.S.-based marketing agent for Del Rio located in Greenville, South Carolina, markets 100% of the fruits processed at Del Rio.

On May 4, 2007, the Company announced that it had completed the acquisition of certain assets of Baja California Congelados, S.A. de C.V. (“BCC”), of Rosarito, Baja California, Mexico for $6,473,000.  The purchase price consisted of cash and was paid on closing.  BCC is the leading frozen strawberry processor in Baja California, Mexico. Under the terms of the agreement, SunOpta purchased all of the physical assets of the production facility located in Rosarito and also assumed a long-term lease for the facility, located 20 miles south of San Diego, California.  In addition, SunOpta entered into five year supply agreements with Andrew & Williamson Sales Co. (“Andrew Williamson”), the San Diego-based former parent of BCC.  The agreements provide for the supply of strawberries from both the Baja California and Oxnard, California growing regions to the Rosarito facility in addition to SunOpta’s existing California facilities.

On February 13, 2007, the Company closed an underwritten public offering and raised gross proceeds of approximately $53,820,000 including an over allotment option and before deducting underwriters’ commissions and other expenses.  The offering, including the over allotment, was for 5,175,000 Common Shares at a price of $10.40 per share before expenses.  The proceeds were used to reduce bank indebtedness as well as for general corporate purposes including future acquisitions, internal expansion projects and working capital requirements.

On January 5, 2007, the Company announced the appointment of Steve Bromley as President and Chief Executive Officer of SunOpta Inc. effective February 1, 2007.  Steve Bromley succeeded Jeremy Kendall who had been the Company’s Chief Executive Officer for 23 years.  Mr. Kendall has remained as Chairman of the Board at SunOpta, Opta Minerals and SunOpta BioProcess, as well as being active in strategic planning and business development matters.  SunOpta also appointed Joseph Riz as Executive Vice President of SunOpta Inc.  Mr Riz has been a member of the Board of Directors of SunOpta for the past 20 years.

In keeping with its growth strategy, in addition to the acquisition of Tradin discussed above, SunOpta is currently evaluating various other potential acquisition opportunities, some of which may, if consummated, have a material impact on the Company. Although no definitive agreements have been reached with respect to any such transactions, there have been significant discussions, including with respect to a second potential acquisition of a company with revenues in excess of $100 million. See "Risk Factors – We Have Entered Into an Agreement in Respect of a Proposed Acquisiton and Have Had Significant Discussions Relating to Other Potential Acquisition Opportunities " and "-- We May Not Be Able to Effectively Manage Our Growth and Integrate Acquired Companies".

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares by the selling security holders.

DESCRIPTION OF EQUITY SECURITIES

We have an authorized share capital consisting of an unlimited number of Common Shares and an unlimited number of special shares, issuable in series.  As of November 29, 2007, there were 63,892,179 Common Shares issued and outstanding and no special shares issued and outstanding.

Common Shares

The holder of each Common Share is entitled to one vote, either in person or by proxy, on all matters submitted to shareholders.  Holders of Common Shares are entitled to share pro rata in such dividends as may be declared by the Board of Directors.  In the event of liquidation, dissolution or winding up of the Company, holders of Common Shares are entitled to share pro rata in the assets of the Company available for distribution.  Since shareholders do not have cumulative voting rights, holders of more than 50% of the outstanding Common Shares can elect all of the directors of the Company if they choose to do so.  In such event, holders of the remaining shares will be unable to elect any director.  The Common Shares do not have conversion, subscription or preemptive rights, are not subject to redemption and do not have the benefit of any sinking fund provisions.

Special Shares

The special shares are issuable in series.  Subject to the Company’s Articles of Amalgamation, the Board of Directors is authorized to fix, before issuance, the designation, rights, privileges, restrictions and conditions attached to the shares of each series.  The special shares would rank prior to the Common Shares with respect to dividends, the distribution of assets and the return of capital on dissolution.  Except with respect to the winding up of the Company, the amalgamation of the Company, the sale of all or substantially all of the assets or undertaking of the Company and other matters as to which the holders of special shares are entitled to vote under the CBCA or unless the directors determine otherwise, the holders of special shares will not be entitled to vote at meetings of shareholders.

The Articles of Amalgamation, as amended, and the By-Laws of the Company and the CBCA govern the rights of holders of the Common Shares.  The Articles of Amalgamation and By-Laws may be amended so as to modify such rights and major corporate changes (such as amalgamation, reorganization and sale of all or substantially all assets) may be effected, by not less than two-thirds of the votes cast by the shareholders voting in person or by proxy at a general meeting of the Company.

DIVIDEND POLICY

We have not paid any dividends on our Common Shares since our inception and we intend to retain future earnings to fund growth.  Moreover, we are precluded under the terms of various agreements with our creditors from paying dividends until the related indebtedness has been satisfied.  We will consider paying dividends on our Common Shares in the future when circumstances permit, having regard to, among other things, our earnings, cash flow and financial requirements, as well as relevant legal and business considerations.

SELLING SECURITY HOLDERS

We will not receive any of the proceeds from the sale of the Shares by the selling security holders.  (See page 16). The following table sets forth information with respect to Shares owned by such selling security holders.  The information regarding Common Shares to be owned after the offering assumes the sale of all Shares offered by the selling security holders by this Prospectus.

Name of Selling Security Holder	Number of Shares Held Prior to Offering	Number of Shares being Offered	Number of Shares to be Owned After Offering
Stephen R. Bronfman	4,550,000	4,550,000	0
Charles R. Bronfman Trust	109,818	109,818	0
SRB Belvedere Trust	420,714	420,714	0
Total	5,080,532	5,080,532	0

CANADIAN FEDERAL INCOME TAX CONSEQUENCES FOR NON-RESIDENTS

In the opinion of Wildeboer Dellelce LLP, Canadian counsel to SunOpta Inc., the following is a summary of the principal Canadian federal income tax considerations generally applicable to a U.S. Holder who acquires Shares pursuant to this Prospectus.  As used in this summary of Canadian federal income tax considerations, the term “U.S. Holder” means a holder of Common Shares who at all relevant times:

(A)

for the purposes of the Income Tax Act  (Canada) (the “ITA”):

(i)

is not, and is not deemed to be, resident in Canada;

(ii)

deals at arm’s length with us;

(iii)

holds our Common Shares as capital property; and

(iv)

does not use or hold and will not be deemed to use or hold our Common Shares in connection with carrying on a business in Canada or as an adventure or concern in the nature of trade;

and in addition,

(B)

for the purpose of the Canada-United States Income Tax Convention, 1980 (referred to in this Prospectus supplement as the Income Tax Convention):

(v)

is a resident of the United States and has never been a resident of Canada;

(vi)

does not have a permanent establishment or fixed base in Canada; and

(vii)

who otherwise qualifies for the full benefit of the Income Tax Convention.

Special rules, which are not addressed in this discussion, may apply to a U.S. Holder that is a trader or dealer, a limited liability company, a tax-exempt entity, an insurer, an authorized foreign bank that carries on an insurance business or a bank business in Canada and elsewhere, or a “financial institution” (which includes corporations controlled by one or more financial institutions) as defined in subsection 142.2(1) of the ITA for the purposes of the mark-to-market rules.

This summary is based upon the current provisions of the ITA and the regulations thereunder, the Income Tax Convention, all specific proposals to amend the ITA and regulations announced by the Minister of Finance (Canada) prior to the date of this Prospectus supplement and counsel’s understanding of the current published administrative policies and assessing practices of the Canada Revenue Agency.  This discussion does not take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action, nor does it take into account the tax legislation or considerations of any province, territory, U.S. or foreign jurisdiction which may differ significantly from the Canadian federal income tax considerations discussed herein.  No assurance can be given that any proposed amendments to the ITA and regulations will be enacted or that they will be enacted in the form announced by the Minister of Finance (Canada).

For the purposes of the ITA, all amounts, including the cost of, dividends received on, and the proceeds from the disposition of, our Common Shares must be determined in Canadian dollars at applicable exchange rates.

Dividends paid or credited or deemed to be paid or credited on our Common Shares beneficially owned by a U.S. Holder will be subject to Canadian non-resident withholding tax.  Under the Income Tax Convention, the rate of withholding tax generally applicable to dividends paid to U.S. Holders is generally limited on the gross dividend to 15%, reduced to 5% in the case of a U.S. Holder that is a company that beneficially owns at least 10% of our voting shares.

A U.S. Holder will generally not be subject to tax in respect of any capital gain, or entitled to deduct any capital loss, realized on the disposition or deemed disposition of our Common Shares (including a disposition deemed to occur on the death of a U.S. Holder), unless at the time of such disposition such Common Shares constitute “taxable Canadian property” of the U.S. Holder for the purposes of the ITA and the U.S. Holder is not entitled to relief under the Income Tax Convention.  If our Common Shares are listed on a prescribed stock exchange (which includes the Toronto Stock Exchange and Nasdaq) at the time they are disposed of, they will generally not constitute “taxable Canadian property” of a U.S. Holder at the time of disposition unless, at any time within the sixty month period immediately preceding the disposition, the U.S. Holder, persons with whom the U.S. Holder did not deal at arm's length for the purposes of the ITA, or the U.S. Holder together with such persons, have owned, had an interest in, or an option in respect of, 25% or more of the issued shares of any class or series of our shares. In certain circumstances, our Common Shares may be deemed to be taxable Canadian property.  If our Common Shares are taxable Canadian property to a U.S. Holder, under the Income Tax Convention any capital gain realized on a disposition or deemed disposition of such shares will nevertheless generally not be subject to Canadian federal income tax unless the value of our Common Shares at the time of the disposition or deemed disposition is derived principally from “real property situated in Canada” within the meaning set out in the Income Tax Convention.  Company management has indicated that it believes that the value of the Common Shares is not derived principally from real property situated in Canada.  If our Common Shares constitute taxable Canadian property to a U.S. Holder, even if any capital gain arising from the disposition is exempt from Canadian tax because of the Income Tax Convention, the U.S. Holder may nevertheless be required to give notice to the CRA in respect of the disposition of our Common Shares and will be required to file a Canadian income tax return for the taxation year in which the disposition occurs.

This summary is not exhaustive of all possible Canadian income tax consequences and is of a general nature only.  It is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder.  The tax consequences to any particular U.S. Holder will vary according to the status of that holder as an individual, trust, corporation or member of a partnership, the jurisdictions in which the holder is subject to taxation and generally that holder’s particular circumstances.  Accordingly, U.S. Holders should consult with their own tax advisors for advice with respect to their own particular circumstances.

The above description is not intended to constitute a complete analysis of all tax consequences relating to acquisition, ownership and disposition of our Common Shares.  You should consult your own tax advisor concerning the tax consequences of your particular situation.

UNDERWRITING

The selling security holders may offer and sell, from time to time, some or all of the Common Shares covered by this Prospectus. We have registered the Common Shares covered by this Prospectus for offer and sale by the selling security holders in the United States so that those Common Shares may be freely sold to the public by the selling security holders. Registration of the Common Shares covered by this Prospectus does not mean, however, that those Common Shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling security holders of the Shares. See "Use of Proceeds".   The selling security holders will pay all costs, expenses and fees in connection with the registration of the Common Shares, including fees of our counsel and accountants and, fees payable to the SEC and listing fees.

The selling security holders may sell the Common Shares covered by this Prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

• in privately negotiated transactions;
• through broker-dealers, who may act as agents or principals;
• in a block trade in which a broker-dealer will attempt to sell a block of Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
• through one or more underwriters on a firm commitment or best-efforts basis;
• directly to one or more purchasers;
• through agents; or
• in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

• purchases of the Common Shares by a broker-dealer as principal and resales of the Common Shares by the broker-dealer for its account pursuant to this Prospectus;
• ordinary brokerage transactions; or
• transactions in which the broker-dealer solicits purchasers.

At any time a particular offer of the Common Shares covered by this Prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Common Shares covered by this Prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this Prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the Common Shares covered by this Prospectus.

In connection with the sale of the Common Shares covered by this Prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Common Shares for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker-dealers or agents participating in the distribution of the Common Shares covered by this Prospectus may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act.

None of the Company, the Company’s officers and directors or the selling security holders are to enter into any “lock-up” or similar agreements pursuant to which they would agree not to sell any of their Common Shares for a specified period of time after the public offering of the Common Shares registered hereby.

Some of the Common Shares covered by this Prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to this Prospectus.

LEGAL MATTERS

Wildeboer Dellelce LLP, Toronto, Ontario, our Canadian counsel, have passed upon the validity of the issuance of the securities offered by this Prospectus.

 TRANSFER AGENT AND REGISTRAR

The transfer agent and the registrar for the Common Shares in Canada is Equity Transfer & Trust Company, at its principal office in Toronto, Ontario and American Stock Transfer and Trust Company in the United States, at its principal office in New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Canadian corporation with our registered office in Canada and representative offices in the United States and Canada.  A majority of our officers and directors, as well as certain of the experts named in this Prospectus, are residents of Canada and a substantial portion of our assets and of such persons are located outside the United States.  As a result, it may be difficult for investors to effect service of process within the United States on us or such directors, officers or experts or to enforce in United States courts judgments against them obtained in such courts predicated upon the civil liability provisions of the United States federal securities laws.  We have been advised by our Canadian counsel, Wildeboer Dellelce LLP of Toronto, Ontario, that there is doubt as to whether Canadian courts would: (a) enforce judgments of United States courts obtained in actions against us or such directors, officers or experts predicated upon the civil liability provisions of the United States federal securities laws or the state securities or “blue sky” laws of any state within the United States; or (b) enforce, in original actions, liabilities against us or such persons predicated solely upon the United States federal securities laws or any such state securities or blue sky laws.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act, and therefore we file reports, proxy statements and other information with the SEC and since our listing on the Toronto Stock Exchange on November 6, 2001 these types of documents are also filed with the Ontario Securities Commission and the Toronto Stock Exchange.  You may read and copy these reports and other information at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  In addition, the SEC maintains a website at www.sec.gov that contains certain reports and other information filed by us.  You may also read and copy any of the reports and any other information that we file with the Ontario Securities Commission and the Toronto Stock Exchange at the Canadian System for Electronic Document Analysis and Retrieval’s website at www.sedar.com.  Information about us is also available on our website at www.sunopta.com.  Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

PART II

 INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.

Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses (in US$) to be incurred in connection with the issuance and distribution of the securities being registered hereby:

SEC registration fee	$2,067.00
Accounting fees and expenses	$100,000.00*
Legal fees and expenses	$115,000.00*
Miscellaneous	$ 7,933.00 *

TOTAL	$ 225,000.00*

* The expenses, all of which are to be incurred and satisfied by the Registrant in connection with the issuance and distribution of the securities being registered, have been estimated pursuant to the instructions to Item 511 of Regulation S-K, subject to future contingencies.

Item 15.

Indemnification of Directors and Officers

The CBCA, our by-laws and insurance policies maintained by us provide for the indemnification of our directors and officers in respect of certain liabilities incurred in the course of their duties.

Under the CBCA, we may indemnify a present or former director or officer, or former director or officer or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the association with us or another entity.  However, we will only indemnify an individual if the following conditions of indemnification are met: (a) the individual acted honestly and in good faith with a view to our best interests, or as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in similar capacity at our request; and (b), in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, if she or he had reasonable grounds for believing her or his conduct was lawful.  In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, an individual is entitled to indemnity from us if the foregoing conditions of indemnification are met and the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that such individual ought to have done.  Further, with the approval of a court, we may indemnify an individual in respect of an action by us or on our behalf or other entity to procure a judgment in his or her favor, to which the individual is made a party because of his or her association with us or such other entity so long as the foregoing conditions of indemnification are met.

Our by-laws also provide for the mandatory indemnification of our directors and officers in respect of any action, suit or proceeding that is proposed or commenced in respect of anything done by the director or officer arising from the duties of that office and in such other circumstances that the CBCA permits or requires to the fullest extent provided by the CBCA.

We have purchased and intend to maintain insurance on behalf of any person who is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, so long as the director or officer acted honestly and in good faith with a view to our best interests.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933 as amended (the “U.S. Securities Act”) may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, those provisions are, in the opinion of the SEC, against public policy as expressed in the U.S. Securities Act and are therefore unenforceable.

Section 124 of the Canada Business Corporations Act (the “CBCA”) provides, in pertinent part, as follows:

(1)  Indemnification

A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

(2)  Advance of costs

A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1).  The individual shall repay the moneys if the individual does not fulfill the conditions of subsection (3).

(3)  Limitation

A corporation may not indemnify an individual under subsection (1) unless the individual

(a)

acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and

(b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

(4)  Indemnification in derivative actions

A corporation may with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to procure a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1) against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

(5)  Right to indemnity

Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or the proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking indemnity

(a)

was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)

fulfils the conditions set our in subsection (3).

(6)  Insurance

A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual

(a)

in the individual’s capacity as a director or officer of the corporation; or

(b)

in the individual’s capacity as a director or officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

Pursuant to its by-laws, the undersigned registrant shall indemnify any person, and his or her heirs and legal representatives who is or was a director or officer of the registrant, or who acts or acted at the request of the registrant as a director or officer of a body corporate of which the registrant is or was a shareholder or creditor, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the registrant or such body corporate, if such person acted honestly and in good faith with a view to the best interests of the registrant, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful.  No director or officer of the registrant shall be indemnified by the registrant in respect of any liability, costs, charges or expenses that such person sustains or incurs in or about any action, suit or other proceeding as a result of which he or she is adjudged to be in breach of any duty or responsibility imposed upon him or her under the CBCA or under any other statute unless, in an action brought against him or her in their capacity as director or officer, he or she have achieved complete or substantial success as a defendant.  Subject to the limitations contained in the CBCA, the registrant may purchase, maintain or participate in such insurance for the benefit of such persons as the board of directors may, from time to time, determine.

Insofar as indemnification for liabilities arising under the U.S. Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.  The registrant is subject, insofar as its Articles of Amalgamation and internal affairs are concerned, to the laws of Canada, and it has been advised by its Canadian counsel, Wildeboer Dellelce LLP, that, in their opinion, Canadian courts would allow indemnification for liabilities arising under the U.S. Securities Act, provided that the indemnification came within the limits of the above quoted sections of the CBCA, since such provisions are not contrary to the public policy of Canada. (See “Enforceability of Civil Liabilities.”)

Item 16.

Exhibits

1.1

Underwriting Agreement*

5.1

Opinion of Wildeboer Dellelce LLP, as to the legality of securities

23.1

Consent of Wildeboer Dellelce LLP

23.2

Consent of PricewaterhouseCoopers LLP

24.1

Powers of Attorney (included on the signature page of the Registration Statement)

* To be filed as an exhibit on a current report on Form 8-K and incorporated herein by reference.

Item 17.

Undertakings

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by section 10(a)(3) of the U.S.  Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the U.S. Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the U.S. Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the U.S. Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the U.S. Securities Act and will be governed by the final adjudication of such issue.

(d)

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the U.S. Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the U.S. Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)

For the purposes of determining any liability under the U.S. Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brampton, Province of Ontario, Canada, on this 3rd day of December, 2007.

SUNOPTA INC.

By:  /s/ John H. Dietrich

      John H. Dietrich

      Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, each person whose signature appears below constitutes and appoints Steven R. Bromley and John H. Dietrich as his or her true and lawful attorneys-in-fact, each acting alone, with full power of substitution and resubstitution, for such person and in his or her name, place and stead in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeremy N. Kendall	Chairman and Director	December 3, 2007
Jeremy N. Kendall

/s/ Steven R. Bromley	President, Chief Executive Officer	December 3, 2007
Steven R. Bromley	(Principal Executive Officer) and Director

/s/ John H. Dietrich	Vice President and Chief	December 3, 2007
John H. Dietrich	Financial Officer (Principal Financial and
Accounting Officer)

/s/ Cyril A. Ing	Director	December 3, 2007
Cyril A. Ing

/s/ Joseph Riz	Executive Vice President and Director	December 3, 2007
Joseph Riz

/s/ James K. Rifenbergh	Director and Authorized	December 3, 2007
James K. Rifenbergh	Representative in the United States

/s/ Allan Routh	President, SunOpta Grains and Foods	December 3, 2007
Allan Routh	Group and Director

/s/ Katrina Houde	Director	December 3, 2007
Katrina Houde

/s/ Stephen R. Bronfman	Director	December 3, 2007
Stephen R. Bronfman

/s/ Robert Fetherstonaugh	Director	December 3, 2007
Robert Fetherstonhaugh

/s/ Steven Townsend	Director	December 3, 2007
Steven Townsend

INDEX TO EXHIBITS

Exhibit No.

1.1	Underwriting Agreement*

5.1	Opinion of Wildeboer Dellelce LLP

23.1	Consent of Wildeboer Dellelce LLP

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page of the Registration Statement)

* To be filed as an exhibit on a current report on Form 8-K and incorporated herein by reference.